UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	July 25, 2011

Endeavour International Corporation
__________________________________________
(Exact name of registrant as specified in its charter)

Nevada	001-32212	88-0448389
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1001 Fannin Street, Suite 1600, Houston, Texas		77002
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(713) 307-8700

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On July 25, 2011, Endeavour International Corporation (the "Company") entered into a letter of credit facility agreement (the "LC Agreement") with Commonwealth Bank of Australia ("CBA"), pursuant to which CBA issued letters of credit for the Company’s account in the amount of £20,600,000 (approximately $35 million as of July 25, 2011). Concurrent with the issuance of the letters of credit under the LC Agreement, the restrictions on £20.6 million of the Company’s restricted cash were removed and the cash returned for general corporate purposes. The letters of credit secure decommissioning obligations in connection with certain of the Company’s United Kingdom Continental Shelf Petroleum Production Licences.

The LC Agreement provides that the Company must pay a quarterly fee computed at a rate of 4.5% per year on the outstanding amount of each letter of credit issued under the LC Agreement. The LC Agreement contains similar financial covenants and other covenants as the credit agreement governing the Company’s senior term loan with Cyan Partners, LP and certain other lenders. The CBA letters of credit have initial expiration dates of not later than October 31, 2012, and are renewable at the Company's option through the expiration of the LC Agreement on October 31, 2013.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 above is incorporated by reference into this Item 2.03.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Endeavour International Corporation

July 29, 2011	By:	Robert L. Thompson

Name: Robert L. Thompson
Title: Senior Vice President, Chief Accounting Officer